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                                                                    EXHIBIT 99.2

[QUAKER STATE LOGO]


                                          For More Information:
                                          Stephen D. Blum
                                          Senior Vice President, Corporate
                                          Relations
                                          Office:(972) 868-0438
                                          Home:  (972) 869-9474

FOR IMMEDIATE RELEASE

                 QUAKER STATE ANNOUNCES ORGANIZATIONAL CHANGES

IRVING, TX, DECEMBER 19, 1996 - Quaker State Corporation (NYSE:KSF) announced a reorganization of its operating business units and several executive changes today, according to Herbert M. Baum, Quaker State Chairman and Chief Executive Officer.

Quaker State has reorganized its operations into eight strategic business units, all of which will report to Quaker State President and Chief Operating Officer John D. Barr. The strategic business units are:

       1.Quaker State Lubricants, including all motor oil manufacturing, marketing and environmental services;

       2.Q Lube, including all fast-lube stores owned and franchised by Quaker State;

       3.Blue Coral/Slick 50, Quaker State's automotive appearance and engine-treatment business;

       4.Blue Coral Systems, the largest supplier of commercial car wash products;

       5.Blue Coral International, which is based in England and distributes products in the United Kingdom, Australia and Singapore;

       6.Medo Industries, the recently acquired maker of air freshener products for cars and trucks;

       7.Quaker State Canada, which handles all of the Company's product lines; and

       8.Truck-Lite, which manufactures and markets safety lighting equipment for cars and trucks.

In view of this reorganization, Sheldon G. Adelman, who has served as Vice Chairman of Quaker State and Chief Executive Officer of its Consumer Products Division since Quaker State's


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               QUAKER STATE ANNOUNCES ORGANIZATIONAL CHANGES - PAGE 2

acquisition of Blue Coral, Inc. in June 1996, has decided to discontinue his active involvement with the Company. Effective yesterday, Mr. Adelman has resigned as an officer and director of both Quaker State and Blue Coral. He will remain as a consultant to the Company until 2001. Quaker State Chairman and CEO Herbert M. Baum said, "We wish Shelly well as he pursues his entrepreneurial instincts in other fields, and we look forward to working with him in his new role as a consultant to Quaker State."

In connection with these arrangements, Quaker State has repurchased approximately 1.4 million shares of its capital stock from Mr. Adelman, at a price of $16 per share. The price was agreed to on November 20, 1996. Quaker State also has redeemed Mr. Adelman's options to acquire Quaker State stock in exchange for a lump sum payment. Mr. Adelman retains approximately 750,000 shares of Quaker State stock that he received in the acquisition of Blue Coral. Quaker State's purchase of shares from Mr. Adelman does not affect its previously announced program to repurchase up to 2,000,000 shares of its capital stock on the open market or in negotiated transactions.

Quaker State has appointed four executives to new positions in charge of four of its strategic business units:

Charles F. Bechtel, 52, has been promoted to president of Quaker State Lubricants and corporate vice president of Quaker State. Previously, Mr. Bechtel was senior vice president, sales, of Quaker State's Motor Oil Division. Brian V. Sokol, 37, has been named president of Blue Coral/Slick 50 and corporate vice president of Quaker State. He had served as president of the consumer products division of Blue Coral, Inc. Mark Owens, 46, has been appointed president of Medo Industries and corporate vice president of Quaker State. Mr. Owens founded Medo Industries in 1972. Kirk Umphrey has been named president and chief operating officer of Q Lube. Mr. Umphrey previously held the position of executive vice president of operations and chief financial officer of Q Lube.

Quaker State Corporation is principally a producer of motor oil and lubricants, both branded and private label, and a marketer of products and services in the automotive aftermarket. Strategic business units manufacture safety lighting equipment for cars and trucks and a broad range of high-quality automotive chemical treatment, appearance and air freshener products.

                                      QQQ